[AMERICAN TIRE DISTRIBUTORS LOGO]

Media inquiries:	Investor inquiries:
Jason Shannon	Mike Gaither
American Tire Distributors	American Tire Distributors
(704) 632-7148	(704) 632-7110
jshannon@americantiredistributors.com	mgaither@americantiredistributors.com

For Immediate Release

American Tire Distributors Posts $4.4 Million Net Income

Second Quarter Sales Increase By $8.1 Million

Charlotte, N.C. (August 12, 2003) – American Tire Distributors, Inc., a nationwide distributor of tires, wheels and automotive accessories, today announced its operating results for the quarter ended June 28, 2003. The Company’s second quarter net income increased to $4.4 million from $1.9 million in the second quarter of 2002, more than doubling last year’s results. Consolidated net sales for the second quarter improved 2.9% or $8.1 million to $285.7 million versus $277.6 million during the same period of 2002.

“For the second consecutive quarter, we have been able to outpace the industry’s average growth rate despite continued weakness in the replacement market,” said Richard P. “Dick” Johnson, Chairman and Chief Executive Officer of American Tire Distributors. “Our plan is to focus on providing excellent service and exceptional value for the products we sell, and our customers are proving this model successful as they reward us with more of their business.”

Selling, general and administrative expenses increased by $0.7 million, primarily due to increased cost associated with the Company’s group health plan in 2003 versus the same period in 2002.

The Company evaluates performance based on several factors, of which the primary financial measure is earnings from continuing operations before interest, taxes, depreciation and amortization and gain on repurchase of Series D Senior Notes (“EBITDA”). EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. Despite the slight rise in selling, general and administrative expenses, EBITDA continued its significant improvement. EBITDA from continuing operations increased $2.9 million to $12.9 million in the second quarter of 2003 compared to $10.0 million in the second quarter of 2002.

The following table is a reconciliation of income from continuing operations to EBITDA:

	For the Quarters Ended		For the Six Months Ended

	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002

	in thousands		in thousands

Income from continuing operations	$4,387	$2,102	$5,373	$31,455
Interest expense	3,930	4,279	7,686	10,608
Provision for income taxes	2,924	1,396	3,582	20,972
Depreciation and amortization of other intangibles	1,671	2,058	3,430	4,150
(Gain) loss on repurchase of Series D Senior Notes	—	206	—	(49,759)

EBITDA	$12,912	$10,041	$20,071	$17,426

For the six months that ended June 28, 2003 consolidated net sales grew $14.2 million to $543.3 million versus $529.1 million for the same period in 2002. American Tire Distributors reported net income of $5.4 million for the six months ended 2003 compared to net income of $31.1 million for the first six months of 2002. Net income from 2002 included the $30.0 million net gain on repurchase of the Company’s Series D Senior Notes transacted March 27, 2002.

Overall, selling, general and administrative expenses decreased by $1.4 million for the six-month period ending June 28, 2003. As a result of increased sales and reduced operating costs, EBITDA increased for the same period to $20.1 million versus $17.4 million for the first six months of 2002.

“Our team is committed to doing the very basics of distributing tires, wheels, and related products well,” said Johnson. “We have taken our time to invest in this model and refine our efficiency in serving our customers. By continuing to improve service to our customers, we will continue to reap long-term benefits for the Company.”

About American Tire Distributors

American Tire Distributors is one of the nation’s largest independent suppliers of tires to the replacement tire market. It operates 62 distribution centers servicing 35 states. The Company is focused on helping independent tire dealers compete with larger retailers by offering the most complete, coast-to-coast selection of tires, wheels and related products and value-added services. American Tire Distributors employs more than 200 people in its Charlotte-area headquarters, distribution center and regional hub and 1,900 employees across its nationwide distribution center network.